Exhibit 99.5

..

                                STEIN MART, INC.

                     CORPORATE GOVERNANCE COMMITTEE CHARTER

                           Revised as of April 7, 2004

I.   Purpose

     The Corporate Governance Committee of the Board of Directors (the "Board") of Stein, Mart, Inc. (the "Committee") is appointed by the Board (i) to oversee the selection of new directors, (ii) to oversee the function of the Board in its committees, and (iii) to evaluate the Board's performance as well as the relationship between the Board and the Company's management.

II.  Members

     The Committee shall be made up of all members of the Board (the "Independent Directors") who meet the independence and experience requirements of the National Association of Securities Dealers Nasdaq Stock Market, Inc. ("Nasdaq"). The Company's Lead Director shall serve as Chairman of the Committee. Thus, each of the members of the Committee shall meet the Company's Director Independence Criteria as set forth on Exhibit A hereto.

III. Authority & Duties

     The Committee shall have the authority and duties set forth below and is hereby authorized to incur costs and to retain special legal and other consultants to advise the Committee in the performance of its functions:

     A.   General Duties.

          (1) Nominations Process. The Committee shall be responsible for the nominations process relating to the Company's directors including (i) leading the search for individuals qualified to become members of the Board, and (ii) selecting of director nominees to be submitted to the full Board for selection for shareholder approval at annual meetings. The Committee shall also have the authority to nominate for Board Approval directors to fills seats of any vacancies on the Board between the time such vacancies are created and the next annual meeting of the Company's shareholders.

          (2) Committee Structure. The Committee shall review the structure of the standing committees of the Board, make recommendations to the full Board as to recommended changes in such structure and as to changes in the charters of each of those standing committees.

          (3) Code of Ethics. The Committee will have the authority to adopt, for the Company, a code of ethics applicable to all directors, officers, managers and

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     employees  of the  Company and will  determine  that a copy of such code is publicly available.

          (4) Evaluation. The Committee will have the authority to develop and recommend to the full Board of Directors for its approval, a self-evaluation process for the Board and its committees and to oversee those self-evaluations.

          (5) Delegation. The Committee will have the authority to delegate any of its responsibilities to such sub-committees as the Committee may deem appropriate from time to time in its sole discretion.

          (6) Reports. The Committee shall report its actions and recommendations to the full Board either at the next meeting of the full Board or by circulating minutes of the Corporate Governance Committee's meetings.

          (7) Charter. The Committee shall annually review the adequacy of this Charter and recommend any changes to this Charter.

IV.  Role of Lead Director

     The Corporate Governance Committee shall have the authority to designate from time to time, a member of the Corporate Governance Committee as the "Lead Director."

     A. Duties of Lead Director. The Lead Director shall have the following duties:

          (1)  To serve as Chairman of the Corporate Governance Committee.

          (2) To set the agenda for the Corporate Governance Committee and to work with the Chairman of the Board in setting the agenda for each meeting of the Board of Directors.

          (3) To communicate with other members of the Board from time to time to develop agenda items for meetings of the Board and for Committees of the Board.

          (4) To recommend to the Corporate Governance Committee, the make-up of Committee members and rotation of such members.

          (5) To be a principal liason between the Board and management and to increase the flow of information between members of the Board and management.

          (6)  To  act  as  a  moderator  during   executive   sessions  of  the
     Independent Directors.

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V.   Committee Meetings

     The Committee shall hold meetings at such times and places as it shall deem necessary, but shall hold at least two meetings each calendar year at which only members of the Committee are present. The Lead Director, as Chairman of the Corporate Governance Committee, shall have the authority to call a meeting of the Committee at such times as the Lead Director believes appropriate.

     As approved by the Board of Directors April 7, 2004.



                                                  /s/Michael D. Rose
                                                  ------------------------------
                                                  Michael D. Rose, Lead Director

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                                    Exhibit A

                                STEIN MART, INC.

                         Director Independence Criteria


                                  April 7, 2004


     A member of the Company's board of Directors shall be "Independent" only if such director meets all of the following (the "Stein Mart Director Independence Criteria"):

     The director shall be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director shall not be considered independent, if such director:

               1. is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

               2. accepts or who has a Family Member (as defined below) who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

                        (i)   compensation for board or board committee service;

                        (ii) payments arising solely from investments in the Company's securities;

                        (iii) compensation  paid to a  Family Member  who  is  a
                              non-executive employee of the Company or a parent or subsidiary of the Company;

                        (iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

                        (v)   loans  permitted  under  Section   13(k)  of   the
                              Sarbanes-Oxley Act (the "Sarbanes Act");

               3. is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

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               4.   is,  or has a Family  Member  who is,  a  partner  in,  or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

                        (i) payments arising solely from investments in the Company's securities; or

                        (ii) under non-discretionary charitable contribution matching programs.

               5. is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

               6. is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during the past three years.

         "Family Member" is a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, and anyone residing in such person's house).

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